                                                                    Exhibit 99.1


                 CBS CORPORATION REPORTS SECOND QUARTER RESULTS

           RECORD EBITDA PERFORMANCE, UP 22% OVER LAST YEAR'S QUARTER
                          RADIO SEGMENT REVENUE UP 21%
                   TELEVISION SEGMENT REPORTS CONTINUED GROWTH

         COMPANY ANNOUNCES $2 BILLION INCREASE IN STOCK REPURCHASE PLAN

         NEW YORK, August 5, 1998 -- CBS Corporation (NYSE:CBS) reported a strong increase in revenue and earnings for the second quarter of 1998 compared to the second quarter of 1997. Revenues for the Company increased 16%, while earnings before interest, taxes, depreciation and amortization (EBITDA) grew 22% to $275 million in the second quarter 1998 compared to $225 million in the second quarter of 1997. The Company reported strong free cash flow growth of approximately 60% over last year's quarter.

         Driven by industry-leading performance in Radio and excellent growth in Television, the Company reported net income of $4 million or $0.01 per share, compared to a loss from Continuing Operations of $11 million or $0.04 per share for the 1997 quarter.

         Radio reported its sixth consecutive quarter of double-digit revenue and EBITDA growth since the acquisition of Infinity in December 1996, posting 21% and 26% gains respectively. This growth was led by strong same-station performance, and included the operations of the American Radio Systems Corporation (American Radio) stations since their acquisition on June 5, 1998.

         The Television segment, which now combines the operations of the television stations, the network and cable, reported strong revenue and EBITDA performance with 14% revenue growth and 33% EBITDA growth versus the second quarter of 1997. Strong cable performance quarter-to-quarter was driven by cable networks TNN and CMT, which were acquired late last year. On a proforma basis, cable revenues and EBITDA were up 13% and 28%, respectively.

         For the first half of 1998, the Company produced net income from Continuing Operations of $23 million, compared with a loss of $102 million in the first half of 1997. Over the same period, EBITDA grew from $317 million in 1997 to $546 million in 1998, an increase of 72%.

         In the quarter, net income reflects a high effective tax rate of 89% which relates to non-deductible goodwill, including that associated with the American Radio transaction. However, the tax provision is substantially all deferred taxes, as the Company has significant tax credits available to reduce cash taxes payable.

                                     (More)


         "We are pleased with the ongoing growth of radio and outdoor, the television stations and the network," said Mel Karmazin, CBS President and Chief Operating Officer. "We look forward to the return of the NFL and the debut of our new fall programming schedule to drive our television operations."

         Mr. Karmazin added: "We are also delighted with the continued strong revenue growth in cable television, where most recently we announced our intent to establish a new partnership with Discovery Communications for our new cable channel, Eye On People, that will build the long and short term value of that enterprise."

         The Company's Board of Directors has authorized an increase of $2 billion to its stock repurchase plan, which was initiated in February 1998, bringing the total plan to $3 billion.

         Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of CBS, stated: "We believe our stock repurchase plan balances the use of our growing free cash flow to optimize value to our shareholders, while adhering to financial policies that are consistent with attaining and then maintaining an investment grade rating."

         During the quarter, the Company also achieved certain goals in its drive to transform CBS into the premier pure-play media company. Key actions in this regard included:

                           The signing of definitive agreements to divest the remaining Westinghouse industrial businesses (WELCO);

                           The completion of the acquisition of the radio broadcasting operations of American Radio, increasing the CBS radio station portfolio to approximately 170 stations;

                           The unprecedented announcement that CBS's affiliated television stations will help share the cost of obtaining the NFL broadcast rights for the next eight years.

         "We are pleased to have found qualified, dedicated buyers and to have achieved a strong value for the WELCO businesses," said Michael H. Jordan, Chairman and Chief Executive Officer of CBS Corporation. "With these sales we will have accomplished our goal of transforming ourselves into a high growth media company."

         Mr. Jordan concluded: "We are extremely pleased by the rapid development of the new CBS Corporation. We are making very positive strides in our businesses and look for that momentum to continue in the months and years ahead."

                                     (More)


         The Company has changed its segment reporting effective with the second quarter. CBS will report two major business segments -- Radio and Television. Included in the first segment will be all radio stations, and results from TDI, the Company's outdoor display business. Included in the Television segment will be the segments formerly known as Network, Television Stations and Cable. This new segment reflects the changes in the management of the television businesses which were announced early in the second quarter of this year, and the important inter-relationships between the operating businesses.


Contact: Gil Schwartz (N.Y.) 212/975-2121


         Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1997 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.